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                                                       EXHIBIT F-1

                      NORTHERN STATES POWER COMPANY
                             414 Nicollet Mall
                       Minneapolis, Minnesota 55401
                                612-330-5500

                            September ____, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:   Northern States Power Company
           Form U-1 Application-Declaration
           (File No. 70-09337)

Ladies and Gentlemen:

     I refer to the Form U-1 Application-Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Northern States Power Company ("NSP"), a Minnesota corporation, with respect to the separation (the "Spin-off") of the former assets of Black Mountain Gas Company, formerly an Arizona corporation ("BMG"), into a newly-formed, wholly-owned, first-tier subsidiary of NSP ("New BMG"). Capitalized terms used in this letter but otherwise not defined shall have the meanings ascribed to such terms in the Application.

     The Application seeks authorization and approval of the Transaction and pursuant thereto NSP's ultimate acquisition of all the issued and outstanding stock of New BMG. Pursuant to the Merger Agreement, each issued and outstanding share of BMG Common Stock (except shares owned by BMG as treasury stock) was canceled and converted into the right to receive a fraction of a share of NSP Common Stock equal to the Exchange Ratio, and an additional number of shares of NSP Common Stock was placed in escrow to satisfy any indemnification claims of NSP under the Merger Agreement. Such additional shares, net of any indemnification claims, were distributed pro rata to the former holders of BMG Common Stock on or about July 24, 1999, the first anniversary of the closing of the Merger. Following receipt of the Commission's approval of the Spin-off pursuant to the Application, NSP will cause the assets of BMG to be transferred to New BMG, and New BMG will become a wholly-owned subsidiary of NSP.

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     I have acted as counsel for NSP in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by NSR in connection with the Transaction as described in the Application.

     I have examined originals, or copies certified to my satisfaction, of such corporate records of NSP and BMG, certificates of public officials, certificates of officers and representatives of NSP and BMG, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of NSP and BMG and other appropriate persons and statements contained in the Application and the exhibits thereto.

     The opinions expressed below are subject to the following further assumptions and conditions:

     (a) The Transaction, as contemplated by the Application, shall have been authorized by the Commission and shall have been consummated as described in the Application.

     (b) The Transaction shall have been duly authorized and approved to the extent required by the governing documents and applicable federal or state laws and by the respective Board of Directors of NSP and BMG, and such authorization or approval shall remain in full force and effect.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Transaction, as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Transaction shall have been consummated in accordance with the Application.

     (d) A registration statement with respect to the shares of NSP common stock to be issued in connection with the Transaction shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of securities in connection with the Transaction shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.



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     (g)   The Transaction shall have been consummated as described in the
   Application and under my supervision as the General Counsel of NSP acting for NSP, and all legal matters incident thereto shall be satisfactory to me.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Transaction is consummated in accordance with the Application:

     1. All laws of the State of Minnesota applicable to the Transaction will have been complied with.

     2. NSP is validly organized and duly existing under the laws of the State of Minnesota.

     3. The shares of NSP common stock issued in connection with the Merger were validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of NSP.

     4. NSP legally acquired the shares of common stock of BMG exchanged for common stock of NSP in connection with the Merger and will legally acquire the shares of New BMG to be issued in connection with the Spin-off.

     5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued respectively by NSP or its subsidiaries.

     I hereby consent to the use of this opinion as an exhibit to the Application.

                                         Very truly yours,


                                         /s/ Gary R. Johnson
                                         --------------------
                                         Gary R. Johnson,
                                         Vice President and
                                         General Counsel